EXHIBIT 4.1.3

EXECUTION COPY

INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, dated as of April 9, 2003 (this “Instrument”), among HEALTHSOUTH CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware, having its principal office at One HealthSouth Parkway, Birmingham, Alabama 35243 (the “Company”), J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION (successor in interest to PNC Bank, National Association), a national banking association duly organized and existing under the laws of the United States, having its corporate trust office at 3800 Colonnade. Parkway, Suite 490, Birmingham, Alabama 35243, as resigning Trustee (the “Resigning Trustee”), and WILMINGTON TRUST COMPANY, a corporation duly organized and existing under the laws of the State of Delaware, having its corporate trust office at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, as successor Trustee (the “Successor Trustee”).

RECITALS

There are presently outstanding under an Indenture, dated as of June 22, 1998 (the “Indenture”), between the Company and the Resigning Trustee, (i) $245,000,000 in aggregate principal amount of the Company’s 6.875% Senior Notes due 2005 (the “2005 Notes”), and (ii) $250,000,000 in aggregate principal amount of the Company’s 7.0% Senior Notes due 2008 (the “2008 Notes” and, together with the 2005 Notes, the “Securities”).

The Resigning Trustee wishes to resign as Trustee, Security Registrar, Paying Agent and the office or agency where notices and demands to or upon the Company in respect of the Securities, the Coupons appertaining thereto or the Indenture (the “Agent”) may be served under the Indenture; the Company wishes to appoint the Successor Trustee to succeed the Resigning Trustee as Trustee, Security Registrar, Paying Agent and Agent under the Indenture; and the Successor Trustee wishes to accept appointment as Trustee, Security Registrar, Paying Agent and Agent under the Indenture.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein, the receipt and sufficiency of which are hereby acknowledged, the Company, the Resigning Trustee and the Successor Trustee agree as follows:

ARTICLE ONE

THE RESIGNING TRUSTEE

Section 101. Pursuant to Section 6.11 (a) of the Indenture, the Resigning Trustee hereby notifies the Company that the Resigning Trustee is hereby resigning as Trustee under the Indenture.

Section 102. The Resigning Trustee hereby represents and warrants to the Successor Trustee and the Company that:

(a) No covenant or condition contained in the Indenture has been waived by the Resigning Trustee.

(b) There is no action, suit or proceeding pending or, to the best of the knowledge of the Responsible Officers of the Resigning Trustee assigned to its corporate trust department, threatened against the Resigning Trustee before any court or governmental authority arising out of any action or omission by the Resigning Trustee as Trustee under the Indenture.

(c) This Instrument has been duly authorized, executed and delivered on behalf of the Resigning Trustee and constitutes its legal, valid and binding obligation.

(d) (i) $245,000,000 in aggregate principal amount of the 2005 Notes is outstanding as of the effective date hereof and interest has been paid through December 15, 2002, and (ii) $250,000,000 in aggregate principal amount of the 2008 Notes is outstanding as of the effective date hereof and interest has been paid through December 15, 2002.

(e) To the knowledge of the Responsible Officers of the Resigning Trustee assigned to its corporate trust department, the Resigning Trustee has not received a formal notice of the occurrence of any event which is, or after notice or lapse of time would become, an Event of Default under the Indenture.

(f) The Resigning Trustee has made, or promptly will make, available to the Successor Trustee originals, if available, or copies in its possession, of all documents relating to the trusts created by the Indenture (the “Trusts”) and all information in the possession of its corporate trust department relating to the administration and status of the Trusts.

Section 103. The Resigning Trustee hereby assigns, transfers, delivers and confirms to the Successor Trustee all right, title and interest of the Resigning Trustee in and to the Trusts, all rights, powers, duties and obligations of the Trustee under the Indenture and all property and moneys held by such Resigning Trustee under the Indenture. The Resigning Trustee shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all such rights, powers, duties and obligations hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

Section 104. The Resigning Trustee hereby resigns as Security Registrar, Paying Agent and Agent under the Indenture.

Section 105. The Resigning Trustee agrees to pay or indemnify the Successor Trustee and save the Successor Trustee harmless from and against any and all costs, claims, liabilities, losses or damages whatsoever (including the reasonable fees, expenses and disbursements of the Successor Trustee’s counsel and other advisors), that the Successor Trustee suffers or incurs without gross negligence or bad faith on its part arising out of actions or omissions of the Resigning Trustee. The Successor Trustee will furnish to the Resigning Trustee, promptly after receipt, all papers with respect to any action the outcome of which would make operative the indemnity provided for in this Section. The Successor Trustee shall notify the Resigning Trustee promptly in writing (and, in any event, within no later than 10 days) of any claim for which it may seek indemnity. The Resigning Trustee shall have the option to defend the claim and the Successor Trustee shall cooperate fully in the defense. If the Resigning

Trustee shall assume the defense, then the Resigning Trustee shall not pay for separate counsel of the Successor Trustee. The Resigning Trustee shall not be obligated to pay for any settlement made without its consent.

ARTICLE TWO

THE COMPANY

Section 201. The Company hereby certifies that Exhibit A annexed hereto is a copy of the resolutions which were duly adopted by the Board of Directors of the Company, which are in full force and effect on the date hereof, and which authorize certain officers of the Company to: (a) accept the Resigning Trustee’s resignation as Trustee, Security Registrar, Paying Agent and Agent under the Indenture; (b) appoint the Successor Trustee as Trustee, Security Registrar, Paying Agent and Agent under the Indenture; and (c) execute and deliver such agreements and other instruments as may be necessary or desirable to effectuate the succession of the Successor Trustee as Trustee, Security Registrar, Paying Agent and Agent under the Indenture.

Section 202. The Company hereby accepts the resignation of the Resigning Trustee as Trustee, Security Registrar, Paying Agent and Agent under the Indenture. Pursuant to Section 6.1l(a) of the Indenture, the Company hereby appoints the Successor Trustee as Trustee under the Indenture and confirms to the Successor Trustee all rights, powers, duties and obligations of the Trustee under the Indenture and with respect to all property and moneys held or to be held under the Indenture. The Company shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all such rights, powers, duties and obligations hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

Section 203. The Company hereby represents and warrants to the Successor Trustee and the Resigning Trustee that:

(a) The Company is a corporation duly and validly organized and existing pursuant to the laws of the State of Delaware.

(b) The Indenture was validly and lawfully executed and delivered by the Company, has not been amended or modified and is in full force and effect.

(c) The Securities are validly issued securities of the Company.

(d) No covenant or condition contained in the Indenture has been waived by the Company or by the Holders of the percentage in aggregate principal amount of the Securities required by the Indenture to effect any such waiver.

(e) The Company is in the process of determining whether any event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default, and has not given notice under the Indenture of any such event.

(f) There is no action, suit or proceeding pending or, to the best of the Company’s knowledge, threatened against the Company before any court or any governmental authority arising out of any action or omission by the Company under the Indenture.

(g) This Instrument has been duly authorized, executed and delivered on behalf of the Company and constitutes its legal, valid and binding obligation.

(h) All conditions precedent relating to the appointment of Wilmington Trust Company as successor Trustee, Security Registrar, Paying Agent and Agent under the Indenture have been complied with by the Company.

Section 204. The Company hereby appoints the Successor Trustee as Security Registrar, Paying Agent and Agent under the Indenture.

ARTICLE THREE

THE SUCCESSOR TRUSTEE

Section 301. The Successor Trustee hereby represents and warrants to the Resigning Trustee and the Company that:

(a) The Successor Trustee is qualified and eligible under the provisions of Sections 6.9 and 6.10 of the Indenture to act as Trustee under the Indenture.

(b) This Instrument has been duly authorized, executed and delivered on behalf of the Successor Trustee and constitutes its legal, valid and binding obligation.

Section 302. Pursuant to Section 6.12 of the Indenture, the Successor Trustee hereby accepts its appointment as Trustee under the Indenture and shall hereby be vested with all rights, powers, duties and obligations of the Trustee under the Indenture and with respect to all property and moneys held or to be held under the Indenture.

Section 303. The Successor Trustee hereby accepts its appointment as Security Registrar, Paying Agent and Agent under the Indenture.

Section 304. Promptly after the execution and delivery of this Instrument, the Successor Trustee, on behalf of the Company, shall cause a notice, which shall include the language contained in the notice annexed hereto marked Exhibit B, to be sent to each Holder of the Securities in accordance with Sections 6.11 and 6.12 of the Indenture.

ARTICLE FOUR

MISCELLANEOUS

Section 401. Except as otherwise expressly provided or unless the context otherwise requires, all capitalized terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Section 402. This Instrument and the resignation, appointment and acceptance effected hereby shall be effective as of the close of business on the date first above written; provided, however, that the resignation of the Resigning Trustee and the appointment of the Successor Trustee as Security Registrar, Paying Agent and Agent under the Indenture shall be effective 10 business days after the date first above written.

Section 403. Notwithstanding the resignation of the Resigning Trustee effected hereby, the Company shall remain obligated under Section 6.6 of the Indenture to compensate, reimburse and indemnify the Resigning Trustee in connection with its prior trusteeship under the Indenture. The Company also acknowledges and reaffirms its obligations to the Successor Trustee as set forth in Section 6.6 of the Indenture, including payments to be made in accordance with the fee schedules annexed hereto as Exhibits C and D, which obligations shall survive the execution hereof.

Section 404. This Instrument shall be governed by and construed in accordance with the laws of the jurisdiction which govern the Indenture and its construction.

Section 405. This Instrument may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 406. All notices, whether faxed or mailed, will be deemed received when sent pursuant to the following instructions:

TO THE RESIGNING TRUSTEE:

Mr. James R. Lewis

Vice President

J.P. Morgan Trust Company, National Association

c/o JPMorgan Chase Bank

4 New York Plaza, 15th Floor

New York, New York 10004

Fax: (212) 623-6165

Tel.: (212) 623-6759

TO THE SUCCESSOR TRUSTEE:

Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890

Attention: Corporate Trust Administration

Fax: (302) 636-4140

Tel.: (302) 636-6058

TO THE COMPANY:

Richard S. Davis

Group Vice President

HEALTHSOUTH Corporation

One HealthSouth Parkway

Birmingham, Alabama 35243

Fax: (205) 969-6837

Tel: (205) 968-4493

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Instrument of Resignation, Appointment and Acceptance to be duly executed as of the day and year first above written.

HEALTHSOUTH CORPORATION

By:	/s/ Richard S. Davis
	Name:	Richard S. Davis
	Title:	Group Vice President

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, as Resigning Trustee

By:	/s/ J. R. Lewis
	Name:	J. R. Lewis
	Title:	Vice President

WILMINGTON TRUST COMPANY, as Successor Trustee

By:	/s/ Steven Cimalore
	Name:	Steven Cimalore
	Title:	Vice President

EXHIBIT A

CERTIFIED COPY OF RESOLUTIONS

OF THE BOARD OF DIRECTORS OF

HEALTHSOUTH CORPORATION

The undersigned, William W. Horton, hereby certifies that he is the duly appointed, qualified and acting Assistant Secretary of HEALTHSOUTH Corporation, a corporation duly organized and validly existing under the laws of the State of Delaware (the “Company”), and further certifies that the following is a true and correct copy of certain resolutions duly adopted by the Board of Directors of said Company on April 4, 2003 and that said resolutions have not been amended, modified or rescinded:

“RESOLVED, that the Company appoint Wilmington Trust Company (the “Successor Trustee”) as successor Trustee under the Indenture, dated as of June 22, 1998 (the “Indenture”), between the Company and J.P. Morgan Trust Company, National Association (successor in interest to PNC Bank, National Association) (the “Resigning Trustee”), as Trustee, pursuant to which the Company issued (i) $250,000,000 in aggregate principal amount of its 6.875% Senior Notes due 2005, and (ii) $250,000,000 in aggregate principal amount of its 7.0% Senior Notes due 2008 (collectively, the “Securities”); and that the Company accept the resignation of the Resigning Trustee as Trustee, Security Registrar, Paying Agent and the office or agency where notices and demands to or upon the Company in respect of the Securities, the Coupons appertaining thereto or the Indenture (the “Agent”) may be served under the Indenture, such resignation to be effective upon the execution and delivery by the Successor Trustee to the Company of an instrument or instruments accepting such appointment as successor Trustee, Security Registrar, Paying Agent and Agent under the Indenture; and it is further

RESOLVED, any officer of the Company be, and each of them hereby is, authorized, empowered and directed to execute and deliver in the name and on behalf of the Company an instrument or instruments accepting the resignation of the Resigning Trustee and appointing the Successor Trustee as the successor Trustee; and it is further

RESOLVED, that the proper officers of the Company be, and each of them hereby is, authorized, empowered and directed to do or cause to be done all such acts or things, and to execute and deliver, or cause to be executed or delivered, any and all such other agreements, amendments, instruments, certificates, documents or papers (including, without limitation, any and all notices and certificates required or permitted to be given or made on behalf of the Company to the Successor Trustee or to the Resigning Trustee), under the terms of any of the executed instruments in connection with the resignation of the Resigning Trustee, and the appointment of the Successor Trustee, in the name and on behalf of the Company as any of such officers, in his/her discretion, may deem necessary or advisable to effectuate or carry out the purposes and intent of the foregoing resolutions; and to exercise any of the Company’s obligations under the instruments and agreements executed on behalf of the Company in connection with the resignation of the Resigning Trustee and the appointment of the Successor Trustee.”

IN WITNESS WHEREOF, I have hereunto set my hand as Assistant Secretary and have affixed the seal of the Company this 8th day of April, 2003.

By:	/s/ William W. Horton
Name:	William W. Horton
Title:	Assistant Secretary

[SEAL]

EXHIBIT B

Notice to Holders of HEALTHSOUTH Corporation’s (the “Company”) (i) 6.875% Senior Notes due 2005 and (ii) 7.0% Senior Notes due 2008 (collectively, the “Securities”):

We hereby notify you of the resignation of J.P. Morgan Trust Company, National Association (successor in interest to PNC Bank, National Association) as Trustee under the Indenture, dated as of June 22, 1998 (the “Indenture”), pursuant to which your Securities were issued and are outstanding. J.P. Morgan Trust Company, National Association has also resigned as Security Registrar, Paying Agent and the office or agency where notices and demands to or upon the Company in respect of the Securities, the Coupons appertaining thereto or the Indenture may be served under the Indenture.

The Company has appointed Wilmington Trust Company, whose corporate trust office is located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, as successor Trustee under the Indenture, which appointment has been accepted and has become effective. Wilmington Trust Company has also been appointed as the Security Registrar, Paying Agent and the office or agency where notices and demands to or upon the Company in respect of the Securities, the Coupons appertaining thereto or the Indenture may be served under the Indenture.

WILMINGTON TRUST COMPANY, as successor Trustee

Date: April     , 2003